This Promissory Note is exempt from State of Florida documentary stamp tax because it is not secured by a mortgage on Florida real property and was executed by Borrower, and delivered to JPMorgan Chase Bank, N.A., outside of the State of Florida. See Rule 12B-4.053(34) Fla. Admin. Code.

PROMISSORY NOTE
New York, New York
December 17, 2015
For value received, EXACTECH, INC., a Florida corporation (the “Borrower”), promises to pay to the order of COMPASS BANK (the “Lender”) or registered assigns, THIRTY FIVE MILLION AND NO/100 U.S. DOLLARS ($35,000,000.00) or such lesser amount of the outstanding unpaid principal balance of the Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the dates provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Revolving Loan on the dates and at the rate or rates and as provided for in the Credit Agreement. All required cash payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., as Administrative Agent, at 10 South Dearborn Street, Chicago, IL 60603, or at such other place as shall be designated for such purpose in accordance with the terms of the Credit Agreement.
All Revolving Loans made by the Lender, the respective types of such Revolving Loans and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Revolving Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or the obligations of the Borrower or any Loan Guarantor under the Credit Agreement or any other Loan Document.
This note is one of the promissory notes referred to in the Credit Agreement dated as of December 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Borrower, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement and not defined herein are used herein with the same meanings. Reference is made to the Credit Agreement and other Loan Documents for provisions for the prepayment hereof, the acceleration of the maturity hereof and the basis upon which this Note is secured and guaranteed.

The provisions of Section 9.09 (Governing Law; Jurisdiction; Consent to Service of Process) and Section 9.10 (Waiver of Jury Trial) of the Credit Agreement are hereby incorporated by reference herein.

This note shall be governed by and construed in accordance with the laws of the State of New York.

EXACTECH, INC.

By:	/s/ Joel C. Phillips
Name:	Joel C. Phillips
Title:	Chief Financial Officer